Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	Telephone: +1-692-625-3602
RRE Commercial Center	Email: dreeder.rmi@gmail.com
Majuro, MH 96960	r.simpson@simpson.gr

December 21, 2017

Seaspan Corporation

Unit 2, 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Re: Seaspan Corporation - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (the “RMI”), to Seaspan Corporation, a RMI corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to 2,000,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the Seaspan Corporation Stock Incentive Plan, as amended (the “Plan”).

In so acting, we have examined originals, or copies, certified to our satisfaction, of (i) the form of the Registration Statement, (ii) the Plan, and (iii) originals, or copies certified to our satisfaction, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic or facsimile copies, and the authenticity of the originals of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Company, whether evidenced by certificates or otherwise. We have also assumed the filing by the Company with the SEC of the Registration Statement substantially in the form examined by us and the declaration by the SEC of the effectiveness of such Registration Statement.

This opinion is limited to the laws of the RMI and is as of the effective date of the Registration Statement.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the issuance thereof by the Company in accordance with the terms of the Plan and the receipt of consideration therefor, if any, in accordance with the terms of the Plan, such shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Dennis J. Reeder

Dennis J. Reeder
Reeder & Simpson, P.C.